Exhibit 99

COVENANT TRANSPORT TELECONFERENCE
DAVID PARKER
TUESDAY, FEBRUARY 3, 2009
AT 10:30 A.M. EASTERN TIME

OPERATOR:  This is a recording of the David Parker Teleconference for the Covenant Transport on Tuesday, February 3, 2009, at 10:30 a.m. Eastern Time.

Excuse me, everyone, welcome to the Covenant Transportation Group’s fourth quarter conference call.  Please be aware that each of your lines is in a listen-only mode.  At the conclusion of the presentation, we will open the floor for questions.  At that time, instructions will be given as to the procedure to follow if you would like to ask a question.

I would now like to turn the conference over to Mr. Joey Hogan.  Mr. Hogan, you may begin.

JOEY HOGAN:  Thank you, Carrie.  Good morning and welcome, everyone, to our fourth quarter conference call.  Joining me on the call this morning is our CEO, David Parker, our CFO, Richard Cribbs, and various members of senior management.

This conference call will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and in Section 21E of the Securities Act of 1934 as amended.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  We ask you to please review our disclosures and our filings with the SEC.

As a reminder to everyone, a copy of our prepared comments and additional financial information is available on our website.  And due to the depth of disclosure within our release, particularly in regard to the goodwill and tractor impairment charges, our prepared comments will be brief, and then we’ll open up the call for questions.

In summary, the sharp decline in the economy in the fourth quarter impacted our business significantly.  Freight revenue per truck declined during the quarter 9.7% versus year ago after being up almost 7% during the third quarter.  While increased fuel costs impacted our results negatively during the first nine months, lower diesel costs during the fourth quarter helped reduce our operating costs significantly during the fourth quarter.  Our employees continued to surpass our expectations through these times, providing very high customer service, reducing our controllable costs, and continuing our safety initiatives.

The headline number on our loss for the quarter is large.  But behind the impairment charges and a few other items is a significant reduction in controllable costs that is incrementally positioning Covenant to make money regardless of the economy.

Those of you looking at our website will be able to see the chart I’m about to describe.  First of all, during the second half of the year, we lost after tax about $43 million.  First, if you peel away the goodwill and tractor impairment charges that were non-cash in the quarter, and they did not affect our bank covenant, that was about $34 million after tax.  Next, back out what we refer to as excess claims that were due to severe experiences despite safety stats from a frequency standpoint; in essence, claims due to unexpectedly bad fortune compared with accidents per million miles.  Those totaled about $7 million after tax.  Finally, we had debt extinguishment costs from our refinancing in the third quarter that was about $400,000 after tax, and severance and related legal and settlement costs from downsizing our operations and eliminating one of our brokerage offices.  Those totaled about $750,000 after tax.  If you back these out and look at what I would think of as normal cost of operations, the second half of 2008 was significantly better than the second half of 2007 and much closer to resulting in about a loss of $800,000 after tax.

During the quarter on the positive side, first of all, we finished the year with our best ratio of preventable accidents per million miles in at least eight years.  Number two, the national average of diesel fuel was down $0.31 per gallon, or about 10% on average versus the fourth quarter of 2007.  The combination of the reduced price at the pump, the favorable lag effect of fuel surcharge recovery, and our fuel savings initiatives reduced our operating expense by $0.072 a mile, contributing about $0.30 a share.  Our Solutions subsidiary continued its dynamic growth with revenue increasing 51% in the fourth quarter over the fourth quarter of 2007.  Revenue declined versus the third quarter due to the closing of a large location, and costs were affected by the closure and related expenses.

On the negative side, simply put, freight died in the fourth quarter, and we were unable to reduce capacity or costs quickly enough to offset the reduced freight base.  Number two, we had a small number of severe accidents and worker’s compensation claims that impacted our results by about $4.3 million after tax [The Company is clarifying this is $4.3 million pre-tax.], or $0.19 a share.  Also, we did have after tax impairment charges of $34 million related to the rapid deterioration of the equipment market and a reduced value of the 2006 Star acquisition.

As for the current environment, freight revenue per truck has dropped another 4% or so from December’s levels.  Our team freight is very weak.  On the dry side for all companies, the Southeast, the Northeast, and Texas have been our problem areas, in that order.  The West Coast has been okay, while the Midwest has been pretty good.  We are somewhat encouraged in that our reefer product serviced by our SRT subsidiary has seen some signs of tightening capacity over the last couple of weeks.  We believe it’s too early to make any capacity calls in the reefer market; but nevertheless, we’re cautiously optimistic on the reefer side.  Additionally, we already reduced our total fleet size by almost 5% during the quarter compared to year ago.  Due to the continued weakness in the freight market, we plan to reduce the fleet another 5% sequentially from the fourth quarter to the first quarter.  By the end of March, we will have reduced our fleet by at least 350 trucks, or 10%, when compared to March of 2008.  Also, we continue to evaluate our fleet size across and among all divisions.

Now quickly, let me comment on our bank covenant and liquidity situation.  Our tangible book equity is $105 million, or $7.44 per share.  During the fourth quarter, we were able to reduce our balance sheet, off balance sheet, and letters of credit debt by $10 million.  At December 31st, we were in compliance with our one financial covenant under our revolving line of credit and had $39 million of borrowing capacity to execute our 2009 plan.

During 2009, we expect to replace 1,050 tractors, maintaining one of the newer fleets in the industry.  Our current expectations are that the economy will not improve for at least the first half of the year and will continue to pressure our company’s recovery.  Our main objectives, though, are to hold or improve our freight base as best as we can while we aggressively lower our costs.  We feel our net cost of fuel will help our full year 2009 results by $.03 to $.04 per mile.  In addition, we have set a non-fuel savings target of another $.05 to $.06 per mile on top of that.  The majority of the additional savings are focused in various areas, from restructured and reduced workforce, less severe accidents, and a newer equipment fleet.  The result of the before-mentioned goals is a company-wide objective of turning a profit in 2009.

Now, Carrie, that’s all our prepared comments and we’ll open it up for questions.

OPERATOR:  Okay.  If you would like to ask a question, please press the star key followed by the one key on your touchtone phone now.  Questions will be taken in the order in which they are received.  If at any time you would like to remove yourself from the questioning queue, press star, two.  Please limit your questions to one at a time.  Again, to ask a question, press star, one.  Our first question comes from Chaz Jones with Morgan Keegan.

CHAZ JONES:  Yes, hey; good morning, guys.  I guess first of all, could you talk a little bit about the amount of brokerage freight that you’re hauling at this point?  Obviously, freight fell off a cliff, as you alluded to, in the fourth quarter.  But has that kind of changed dramatically year-over-year or sequentially?

DAVID PARKER:  Did you say reefer freight, Chaz?

CHAZ JONES:  No, I’m sorry, David.  Brokerage freight.

DAVID PARKER:  It’s running 8 to 10%.  About 10%, Chaz.  It’s more 10 than it is 8.

CHAZ JONES:  Okay.  And that would be relative to maybe single digits a year ago?

DAVID PARKER:  A year ago…  It’s actually down a little bit from a year ago by a couple of percent.

CHAZ JONES:  Okay.  So you’re running 12% (unintelligible).

DAVID PARKER:  About 12% a year ago and about 10% this year.

CHAZ JONES:  Okay.  Did you guys want me to get back in queue?  I’m a little confused.  She said…

DAVID PARKER:  Keep going.

CHAZ JONES:  Okay.  And then the 350 truck reduction you’re talking about year-over-year, would that include owner-operators, or was that just the company fleet?

JOEY HOGAN:  That’s total trucks, Chaz.  I mean we don’t have many owner-operators left in the fleet right now.  I think we’ve got across all the companies probably 80 to 90 across all companies.  So that’s the total fleet.

CHAZ JONES:  Okay.  And from a cost perspective, certainly it seems like that’s a major focus here in 2009.  Joey, you outlined in a table perhaps some low-hanging fruit from a comp perspective that should benefit results moving forward.  But in addition to that, did I hear you say at the end that the primary focus on cost savings is going to be, you know, headcount reduction, insurance and claims, and then potentially saving on maintenance expense from a newer fleet?

JOEY HOGAN:  Chaz, yes.  I mean when you look…  It’s pretty straightforward.  When you look at P&L and see 50% of your operating expenses are salaries, wages, and benefits associated with all that, you know to get $0.05 to $0.06 a mile savings, you have no choice.  And a lot of those decisions have already been made that we made throughout the fourth quarter and coming out of December.  So it’s basically results of decisions being made that our employees already know about, whether they’re drivers or non-driving force.  And so what I mean by that is, you know, full-year effect, the decision’s been made; either some downsizing, salary changes, things of that nature; and our employees also know that we’ll continue to have to evaluate that as we move through this first half.  So that’s the target we set, and we feel very confident that we’ll hit that $0.05 to $0.06 per mile number, non-fuel number, that we mentioned.

But it’ll come additionally, you know, through less severe accidents.  We’ve had five really strong years from a severity standpoint.  We’ve been working hard on the incident rate.  And so finally, we’ve had…  You know, we’ve been able to move the needle significantly over the last 18 months on the incident rate side, but unfortunately, we did have a few very severe accidents that we haven’t had in a long time.  So if we, you know, have another good year, keep moving our incident rate down further, we feel that and hope that we won’t have as severe a year as we had in 2008.

And then maintenance is just a reflection of a slightly newer, younger fleet on average than what we had in 2008.

So that’s kind of the three large areas that will get the predominance of the $0.05 to $0.06 a mile.

CHAZ JONES:  Okay.  And then one last one and I’ll get back in queue.  Could you just talk about pricing?  I think for the most part, you guys were, you know, fairly flat year-over-year.  But I guess as we turn our attention to the bid season here in the spring, maybe any type of feedback you’re getting from customers, what level of pricing pressures in the market, and any expectations maybe relative to 2009?

JOEY HOGAN:  Chaz, there’s no doubt that in the month of January that lots of customers are talking.  And what we’re seeing more than anything is new business opportunities, more so than our current pieces of business that are within the three asset companies.  So we are seeing some pressure on there.  And quite honestly, we have got built in internally, you know, around a 2% kind of number reduction in rates.

CHAZ JONES:  Okay, that’s helpful.  I’ll get back in the queue, guys.  I appreciate the commentary.

OPERATOR:  Our next question comes from Tom Albrecht with Stephens, Incorporated.

TOM ALBRECHT:  Hey, guys.  Excuse me, guys.  I’ve got a cold this morning.  David, can you talk about a couple of things?  Number one, what’s the approximate size of Expedited now in terms of revenues, trucks, percentage of overall total?

DAVID PARKER:  Expedited is running about 11…about 1,050 trucks.  And let me get to the revenue here, Tom; about $50 million per quarter.  The fourth quarter was about $50 million.  It’s about 40% of the total.

TOM ALBRECHT:  Okay.  And I know for a long time, sort of the ranking from best to worst for profitability was Expedited, then probably Refrigerated, and then you began to get into some of the solo operations, over-the-road stuff, and maybe even SRT.  Can you talk about if you have any pockets of profitability right now and where the rankings stand within your different service divisions?

DAVID PARKER:  Tom, there’s two ways to look at it.  If you—because if it was Covenant and SRT that from August to October we had two accidents and had three fatalities from August to September, and one of them—one which got into the third quarter number.  And then SRT and Covenant had two fatality accidents in October, and this is after…  Just to set that up so that everybody’s clearly understanding for some of the analysts that followed us for the last few years, we have made phenomenal strides in our safety area, evidenced by this year the Safety Director won an ATA Director of the Year, as well as Truck Load Carrier Director of the Year.  We have had our lowest accidents per million miles I think since I started the company was last year.  We know since 2000, because I don’t have records back to when I started the company, but I think it’s the lowest that we ever had.  And so including—all that’s including the five fatalities that we had in a 60-day period of time.  And so that to answer your question, because SRT and Covenant were the two that were involved in there, when you start running $0.13 and $0.14 a mile for insurance instead of $0.08 a mile, you know, it does crazy stuff, evidenced by our fourth quarter announcement.

If you were to assume, which I do personally, that we’re not going to have five fatality accidents—and I think we may have five fatality accidents in the next three or four years but not in three months—if you assume that, then it is basically still the same place that we were at.  And that is up until, say, November when really freight just dropped dramatically or in October, the Expedited side and SRT would have been the two leaders of it, as well as Dedicated, all three of those…  We’ve got Dedicated, because they didn’t have accidents, actually had the best O.R. or in a losing year; they had the best.  But if you eliminate the fatalities of Covenant and Expedited, those three would have been in the mid to lower 90s, to give you an idea.  So it’s a matter of how you want to look at it.  Are we going to have five fatalities every three months, or are we not?  Does that help you?

TOM ALBRECHT:  It certainly does, because I wasn’t sure if, you know, given how nasty the freight environment is, whether there was still some core strengths there or not.

Joey, I think you mentioned that in recent weeks, though, even team has been—I don’t remember your wording—but very weak, essentially.  Does that hurt its ability to remain profitable?

JOEY HOGAN:  Well you mean traditionally, Tom, I mean teams…  There’s two things everybody knows with teams.  First of all, in the peaks and the valleys, I mean strong…  you know quick increases in freight or quick decreases in freight, the teams—our teams see it first.  It’s more reflective real time of sharp turns in the economy.  So when…  And our teams were doing really well; very well.  You know, increase in revenue per truck, significant increases in revenue per truck throughout the first nine months of 2008.  When the economy basically stopped or died, as we called it, you know that September 28th, the teams immediately take it on the chin.  So that’s one thing being said.

Number two, then when you put on top of it the traditionally weak first quarter that teams have, you’ve got kind of a double whammy for teams.  And so that’s what I want to say right now as we sit here today, our team freight is very weak.  Does it impact our view long term on the viability and strength of our Expedited division?  No, it doesn’t.  The only question is is, you know, should…  Because we’ve been on a mission from probably mid summer of ’07 and through the mid of ’08, we wanted to grow our teams slightly.  And so really the only question in our mind is the size of that fleet.  We did not grow it in the fourth quarter when the economy stopped.  We immediately stopped growing teams.  I think we could have continued to grow them, based on all the things that we’re doing.  We stopped that, and really the only question on the table was should we pull it back a bit.  And that’s something that we’re evaluating right now.

TOM ALBRECHT:  Okay.  So…

DAVID PARKER:  That Tom, as you know, the teams are hauling the LTL, the Expedited Air Freight, the electronics…  I mean that’s their niche.

TOM ALBRECHT:  Sure.  All right.  So Expedited is about half the trucks in Covenant Transport.  And I recall, Dedicated is between what, 500 and 600 trucks?

JOEY HOGAN:  Yes.

TOM ALBRECHT:  And then OTR, I guess is that what you’re still calling that, would be the remainder.  I mean that still seems to be left with an extraordinarily high OR, like north of 120% or something.  Is that a fair read into that?

JOEY HOGAN:  No.  It’s much less than that.  It’s still not profitable.  There’s no question.  But no, it’s…  What you…  I mean if you base it on today, where it is today, actually where we…  It’s a complicated story, but what we’ve done on the OTR side as far as fleet size, we’ve been reducing that fleet significantly over the last two years.  And that fleet is down in the quarter, the fourth quarter, is down 22% versus the fourth quarter of 2007.  And we made some more changes to that late in the fourth quarter.  So actually, we’re slightly less than 400 trucks in that fleet.  Our revenue per truck in that fleet is higher today than where it was in November and December.  It’s up fairly nicely up, almost about 8 to 10% from where it was November and December.  So sequentially, we’ve kind of matched better fleet size our capacity to the OTR side.  Am I ready to say it’s, you know, making money?  No, I’m not.  I’m just saying is that the fleet size has changed dramatically in that fleet, and I think we found a pretty good balance there and we’ll have to see how it goes in the next few weeks.

So I say all that to say is that OTR has moved a long way; still not where we want it to be yet.  And right now inside of the Covenant piece, the main question is the size of the team fleet.  Dedicated is doing fine.  Its revenue per truck is holding nicely.  It’s down very slightly, but it’s holding nicely, made a great run throughout 2008 profitability-wise.  We reduced a lot of cost in that fleet throughout 2007, which put it on real good footing.  So really on the Covenant piece, the main question is the size of the team fleet.

TOM ALBRECHT:  Okay, that’s helpful, Joey.  Thank you.  And last charge—or question—can you refresh my memory on what the fixed charge coverage ratio parameter is before you bump up against compliance?

JOEY HOGAN:  Yes, we have a one-time ratio.  And so we were in compliance with that at the end of December.  And so that is…  We just have one covenant, just one time.

TOM ALBRECHT:  Okay, guys.  Thank you.

OPERATOR:  Again, to ask a question, press star, one on your touchtone phone.
Our next question comes from Justin Yagerman with Wachovia Capital.

ROB SALMON:  Good morning, guys.  This is Rob Salmon on for Justin.  Could you guys give us a sense in terms of how utilization had trended throughout Q4 on a year-over-year basis by month, as well as what you’re looking at in January?

JOEY HOGAN:  I mean really, Q4, I mean how…  Let me…  I would like to drop back into Q3, just to give you a perspective.  And let’s just talk about revenue for truck, if you don’t mind.  The majority of that is miles, so that’s what we have quickly handy.  I mean for example, in the month of July, revenue per truck was up 9% versus July 2007.  August was up 3%, September was up 8% versus the same period in 2007.  October dropped down to minus 3% versus the year ago period.  November down 15, December down 11 or 12.  So that just gives you a little perspective about how quickly, you know, freight turned and impacted our results.  Fleet size; during that period of time fleet size during the third quarter on the asset side, we were—let’s see; hold on a minute—during the third quarter it was down about 5%, and the fourth quarter was down about 5%.  So you know, utilization just stopped.  And so it just gives you a feel…  And so that’s why I’m saying, the team fleet again in the strong moves of the economy; they’re up, you see it when you’re going up, too.  Teams move much quicker.  And when it’s dropping, you know, the impact of that impacts you very, very significantly.

ROB SALMON:  And what are you seeing in January?

JOEY HOGAN:  January, we’re seeing about what we saw in December; you know, around that November/ December.  Not any improvement in that 10 to 15% decline for the entire fleet—all the fleets in that 10 to 15.  It’s a little worse than it was December; not near as bad as it was…not quite as bad as it was in November as far as comparisons versus a year ago.

ROB SALMON:  That’s definitely helpful.  And in terms of…  You guys had indicated that your expectation for pricing I think was down roughly 2% for next year.  As you move throughout the quarter, I would imagine that the pricing got increasingly more competitive, given the declines in overall freight demand.

JOEY HOGAN:  Yes, it did.  Yes, there’s no question.  We were up throughout the third quarter 2 to 3%.  We were up a little bit in September, up a little bit in October, and then it started dropping in November/December.

ROB SALMON:  And where did pricing finish out in December and kind of where is it currently in January?  Is it roughly at that 2% mark, or is it a little bit better?

JOEY HOGAN:  It’s right at that 2% mark.

ROB SALMON:  And then, you know, if you’re thinking about your business strategically, are there any of the pieces of the business that you’d consider kind of, you know, divesting or do you kind of view the current portfolio as where you’d like it?

DAVID PARKER:  You know, I think it is more right-sizing, continue to right-size the fleet, Rob.  Are we running too many teams?  Today, we are.  In September, we were not.  Today, we are.  And so we’re looking much more at right-sizing that, as well as the positives on the refrigerated side, we have grown it a little bit and look at ways to continue growing on the Refrigerated side.  We have continued to downsize the Star piece of the business.  We’ve taken a hundred trucks out of Star in the last 12 months, and we’re continuing to evaluate it.  At the end of the day, either the economy’s got to come to where Star’s at, or Star’s got to go to where the economy is at.

So I think teams, pressure down; Star, pressure down; Refrigerated, pressure up.  Dedicated, pressure up as opportunities present themselves.

ROB SALMON:  That’s really helpful out there.  And you know if we do experience another letdown in the economy, you guys have taken an impairment charge, it looked like, in terms of the held values of your tractor equipment for Q4 for those that are held for sale, as well as expected sales in 2009.  If you guys just had to shrink the fleet more than you currently have in your plans, should we be expecting another reduction in terms of the asset balance of the tractors?

JOEY HOGAN:  Yes.  What we’re assuming, Rob, is that the used truck market has dropped 30% as far as the used truck market drop in about a six-week period of time in October/November timeframe.  Our model is saying that there’s no recovery of that, that it does not drop any further, that it maintains where it’s at, which is terrible, up until middle of summer.  And then we expect in the middle of summer that you will see some recovery in the used truck segment.  So that’s what our model is showing.  So to answer your question, we don’t see that, but that is what our assumptions are.

ROB SALMON:  I appreciate all the color, guys.  Thanks again for your time.

OPERATOR:  Our next question comes from Donald Broughton with Avondale Partners.

DONALD BROUGHTON:  Good morning, guys.  Let me just get a little bit of magnitude here.  You’ve got 522 tractors held for sale.  You’ve sold approximately half of them so far in January and a $5.2 million pretax charge, so almost 10 grand a truck.  What’s the average miles, age of the trucks that you’re selling?

JOEY HOGAN:  Hold on a minute Don.  Let’s see.

DONALD BROUGHTON:  And the other one was, you know, can you give me kind of a magnitude here, I mean are we talking about trucks that you thought were worth 28,000 that are worth 18, or trucks that you thought were worth 18 and they’re worth 10?  And kind of where are we in these trucks?

JOEY HOGAN:  Yes, the mileage on those trucks in asset held for sale is roughly 500,000 to 525,000 miles and more.  It’s north of that.  It’s ’05 and ’06 model year tractors, so they’re high-mileage tractors.  And what was your second part of your question?

DAVID PARKER:  Did they drop…  Did (inaudible) drop from 38 to 28, 36 to 26 kind of numbers, Donald.

DONALD BROUGHTON:   All right.  Just so I kind of know where we are in these assets.  I noticed your DSO jumped.  It might have been a full five days longer to collect than you were last year.  What’s driving that?

RICHARD CRIBBS:  Well, we had a few things.  We had some large projects in the Solutions group, the brokerage group, that actually trailed on from late in the third quarter with some of the large FEMA jobs we did with the hurricane.  And those take a while to get those through and get collected.  They have been collected in January, but that was a large piece of that.

DONALD BROUGHTON:  So, I should expect to see that come back down when you post Q1 results?

RICHARD CRIBBS:  Yes, assuming there’s no other large kind of project like that at the end of the first quarter.

DAVID PARKER:  There’s not.

DONALD BROUGHTON:  Which you’d be happy to have happen, right?  Very good.  Great.  Thanks, gentlemen.

OPERATOR:  Again, to ask a question, press star, one on your touchtone phone.  Our next question comes from David Minkoff with Maxim Group.

DAVID MINKOFF:  Good morning, gents.  How are you today?  I noticed in your commentary you said you’re in compliance with the covenant but that you were evaluating it for the first quarter.  I guess you’re not done yet, but what’s your best guess as to whether you remain in compliance in that first quarter, and what’s the repercussion if you don’t?

JOEY HOGAN:  You know right now, we do expect it to be tight throughout the first half of the year.  And, you know, we’re working to complete our plan around that.  We’ve been in communication with our financial group, I mean our financing group, for a couple of months, you know, in how 2009 was starting out as related to the slowdown in the economy.  So as far as options, we have options that we’re running down, you know, various paths from to keep us in compliance, whether that’s lowering costs or looking at some facilities that we still have or possible sale lease back on some equipment that we own.  So there’s several things that we’re working on.  And for right now, we’re continuing to work through it, and like I said, it’s going to be tight.

DAVID MINKOFF:  Does that covenant relate to the entire 160 million in debt?

JOEY HOGAN:  No, it relates to zero.  Well, there’s a few million, 2 or 3 million drawn on that in the end of December, and that’s it.  Mainly, it relates to a revolver that we have with B of A and JP.

DAVID MINKOFF:  The 39 million, you mean, that’s left?

JOEY HOGAN:  That’s correct.  Well, letters of credit.  Mostly what that revolver’s used for is to secure our letters of credit.  So that’s what—we’ve got about $40 million in letters of credit outstanding that the majority of that revolver’s used for.  As far as actual borrowing, it’s almost nonexistent at the end of December.

DAVID MINKOFF:  Right.  So it sounds like we’re on the fence.  I guess you think we’re going to stay in compliance but it’s close.  If we were not, what would happen immediately legally?  Or technically, what would happen if we fell out of compliance temporarily?

JOEY HOGAN:  Well first of all, we don’t foresee needing to use it, so it would just be a matter of as any other amendment or, you know, blowing a covenant, if you will, is working with our financial institutions to remedy that.

DAVID MINKOFF:  Right.  So it’s not going to change our method of operation, really.  It’s not going to hamper our ability to do business, right?

JOEY HOGAN:  That’s correct.

DAVID MINKOFF:  Okay.  I noticed that David made several purchases of stock back in December.  That was good to see.  Are any other insiders buying the stock at this low level?

JOEY HOGAN:  Yes, there were several back in the fourth quarter.  I bought some.  I bought some back in the spring.  I know several of our other insiders have.  And so yes, David…  Actually, the total from insiders is closer to 600,000 shares that have been bought.

DAVID MINKOFF:  In the last quarter?

JOEY HOGAN:  Well, since the end of the second quarter it’s about 600,000 shares of which…about 500,000 shares.

DAVID MINKOFF:  And what was the average price on that?

JOEY HOGAN:  I don’t know.

DAVID MINKOFF:  Was it in the 2 range?  It was probably under 2, perhaps, in David’s case.

JOEY HOGAN:  Yes, it was…  The Parker's was clearly under 2, and the rest were probably in that $2 to $3 per share range, if I recall.

DAVID MINKOFF:  Right.  So we have a tangible book value right now, a tangible net worth of $7.44.  Does that include the off balance sheet financing, as well?

JOEY HOGAN:  No, that’s just tangible equity.

DAVID MINKOFF:  Oh, tangible equity’s $7.44.  So how would you bring in that 97 million of off balance sheet items?  Does that reduce the tangible net equity by…  Well, the tangible book value’s 106 million, and the off balance sheet obligation’s 97.  That almost knocks out the whole 104, or am I looking at it wrong?

JOEY HOGAN:  Well, you’ve got to add the assets in, too.  So if you bring the off balance sheet debt in, you bring the off balance sheet assets in.  So it shouldn’t change tangible net equity.

DAVID MINKOFF:  Right.  So (inaudible) things are pretty cheap and under 2 bucks with a book value of $7.44, I would think.  Right?  Or you could just nod your head; it’s all right.  Okay, that’s all I have, really.  I hope things turn around, for everybody’s sake here.

DAVID PARKER:  Thank you.

DAVID MINKOFF:  Okay, bye now.

OPERATOR:  Again, to ask a question, press star, one.  Our next question comes from Jon Barnes with BB&T Capital Markets.

JON BARNES:  Good morning, guys.  A couple questions.  One, you know just given the losses during 2008 and, you know, the issues with potential noncompliance with the covenant in the first half, those kinds of issues, have your auditors expressed any—made any decision one way or the other on the audit opinion, whether qualified, going concern, anything like that?

JOEY HOGAN:  Go ahead, Richard.

RICHARD CRIBBS:  Well, we’re continuing to address that with the auditors, and we’ve got to go through a couple more weeks of analysis, forecasts, and what impact it would have if a covenant was breeched; those type items.  So, you know, they haven’t given any opinion on that at this point.  And that’ll be wrapped up, you know, during the next two to three weeks and would be, obviously, part of our K filing.

JON BARNES:  All right.  Joey, you mentioned, you know, as possible remedies additional sale lease back transactions.  Can you give us an idea of how much you think you have left that you could actually do a transaction with, I mean what you think you could generate proceed-wise from whatever terminals are left or potential equipment sale lease back?  I mean do you have a rough figure in your mind?

RICHARD CRIBBS:  We’ve got about 2,000 trailers, roughly 2,000 trailers that we own, number one.  We’ve got one terminal that’s currently for sale that we’ve been marketing for about a year now that’s currently on the market.  And we have several terminals out on the West coast that we own that are still very valuable.  We’d prefer not to sell those, but those are out there.  And we have a terminal in Dallas that’s a very, very nice facility.  We’ve got several owned facilities, but you’re in that kind of that peak—that trough in the market on the real estate side, so you balance needing to versus wanting to versus having to.  And so right now, we only have one for sale, but those are some of the options that are out there.

JON BARNES:  Okay.  You now as you look at going through these sale lease back transactions, can you talk a little bit about what permanent change does it make to your cost structure on a go-forward basis?  And you know obviously stripping out the depreciation associated with those terminals when you sell them, but turning around and having—does it impact the interest expense line?  Was it a financing option?  Was it—or is it an operating expense where you’re going to be paying rent on those facilities?  Can you just talk about how it changes your cost structure going forward?

RICHARD CRIBBS:  Basically, we would be replacing the depreciation and interest with rent expense, which would be operating.

JON BARNES:  Is it about equal, or is it a little higher?

JOEY HOGAN:  We would attempt to make it fairly equal.

JON BARNES:  Okay.  And then—

RICHARD CRIBBS:  There’s a little…  You know there’s additional, a little bit of additional cash flow, because the depreciation would not be cash outflow, whereas the rent would be.

JON BARNES:  Sure, okay.  And then lastly, just you know as you work with your covenant, the covenant on your credit facility in the first half, can you just talk a little bit about your potential cash flow needs in the first half of ’09 and do you foresee a need to draw any more on the revolver, or do you think you generate enough cash from operations to fund what you need in the first half?

RICHARD CRIBBS:  Yes.  Jon, you know on a temporary basis, there may would be a need to get some money out of the revolver.  As the year…  You know about mid year as we expect additional revenue per truck and those kinds of things, we would not need that.  In addition to that, for any equipment that we are purchasing, we have the note facilities set up, you know, especially with Daimler, that we would utilize.  And so most of it’s really just a timing issue with us.  We could possibly need some in the first few months, but then after that, we would not.

JON BARNES:  Okay.  And if you…  You made the comment that you may slow down some purchases in ’09.  Does that impact your credit availability with Daimler and some of the other vendor-related kind of financing?  I mean is there a minimum requirement that you adhere to?  Could you just refresh our memory on that?

RICHARD CRIBBS:  There’s no minimum.  That wouldn’t impact us.  We had, you know, already kind of pushed back a few of our tractors that—when we observed that they had lower miles than what would be expected at this age, we felt like we could push back about 500 tractor purchases to a little bit later in the year and without any real issues of additional maintenance expense or any kind of customer service issues.  Because those tractors that we identified had lower miles than what would be expected at this age, anyway.

JON BARNES:  Okay.  All right, very good.  Thanks for your time today.

OPERATOR:  Again, to ask a question, press star, one. Gentlemen, there are no more questions at this time.

DAVID PARKER:  We want to thank everybody for joining us, and we’ll be talking to you in the first quarter.  Thank you.

Back to Form 8-K